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Exhibit 10.27
                                    ADDENDUM
                                       TO
                     LEASE - BUSINESS PROPERTY - SHORT FORM

                                     IN THE
                                  THE HUB TOWER


         THIS ADDENDUM TO LEASE - BUSINESS PROPERTY - SHORT FORM ( the "Lease"), is made and entered into this 28th day of May, 1998, between AMERUS PROPERTIES, INC., ("Landlord") and AMERUS LIFE HOLDINGS, INC., ("Tenant").

         ADDITIONAL RENT - DEFINITIONS. In addition to paying the Rent set forth in Paragraph 1 of the Lease, Tenant will pay as "Additional Rent" the amounts set forth in this Paragraph in the same manner and place as the base Rent. As used in this Lease:

         (a) "CALENDAR YEAR" means any twelve (12) month period, January through December, which contains any part of the Term of this Lease.

         (b) "TENANT'S PROPORTIONATE SHARE" means as of May 1, 1998, twelve and six-tenths percent (12.6%), and as of July 1, 1998, twenty-five and two-tenths percent (25.2%), which percentage has been determined by dividing the net rentable square feet of the Premises by the total net rentable square feet contained in the Building (277,462 square feet). In the event the rentable square feet of either the Premises or the total Building changes, the Landlord reserves the right to adjust the Tenant's Proportionate Share at the beginning of each Calendar Year. In no event shall the total net rentable square feet of the Building be adjusted to a total less than that set forth herein.

         (c) "TAXES" means all real estate taxes and assessments, special or otherwise, levied or assessed upon or with respect to the Land and Building, or either, and ad valorem taxes for Landlord's personal property located in and used in connection with the Premises required to be paid during the Calendar Year. Should the State of Iowa, any political subdivision thereof or any other governmental authority having jurisdiction over the Land or the Building impose a tax, assessment, charge, penalty or fee or increase a then existing tax, assessment, charge, penalty or fee that the Landlord is required to pay, either by way of substitution for real estate taxes or ad valorem personal property taxes, or impose, license or a tax on rents in substitution for, or in addition to, a tax levied against the Land and/or the Building and/or the Landlord's personal property located in and used in connection with the Land or the Building, such taxes, assessments, fees or charges will be deemed to constitute Taxes hereunder. "Taxes" include all reasonable fees and costs incurred by the Landlord in seeking to obtain a reduction of, or a limit on the increase in any Taxes, regardless of whether any reduction or limitation is obtained. Taxes will not include any inheritance; estate, succession, transfer, gift, franchise, income or capital stock tax except as expressly provided herein.
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         (d) "OPERATING EXPENSES" means Landlord's operating expenses that are reasonable, actual and necessary, out-of-pocket (except Landlord may use its normal accrual method accounting), obtained at competitive prices, and that are directly attributable to the operation, maintenance, management, and repair of the Land and Building, as determined under generally accepted accounting principles consistently applied, including:

                  (A) salaries, and other compensation; including payroll taxes, vacation, holiday, and other paid absences; and welfare, retirement, and other fringe benefits; that are paid to employees, independent contractors, or agents of Landlord engaged in the operation, repair, management, or maintenance of the Building;

                  (B) repairs and maintenance of the Building and the cost of supplies, tools, materials and equipment for Building repairs and maintenance, that under generally accepted accounting principles consistently applied, would not be capitalized;

                  (C) premiums and other charges incurred by Landlord for insurance on the Building and for employees specified in subparagraph
         (A) above including:

                  (I) fire insurance, extended coverage insurance, and earthquake, windstorm, hail, and explosion insurance;

                  (ii)     public liability and property damage insurance;

                  (iii)    elevator insurance;

                  (iv)     workers' compensation insurance;

                  (v) boiler and machinery insurance, sprinkler leakage, water damage, water damage legal liability insurance, burglary, fidelity, and pilferage insurance on equipment and materials;

                  (vi)     health, accident, and group life insurance;

                  (vii) insurance Landlord is required to carry under this Lease; and

                  (viii) other insurance as is customarily carried by operators of comparable first class office buildings in the area;

                  (D) costs incurred for inspection and servicing, including all outside maintenance contracts necessary for the proper maintenance of the Building, such as janitorial and window cleaning, rubbish removal, landscape maintenance, snow removal, exterminating, water treatment, elevator, electrical, plumbing, and mechanical equipment, and the cost of materials, tools, supplies, and equipment used for inspection and servicing;
                  (E) costs incurred for electricity, water, gas, fuel, or other utilities;
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                  (F) payroll taxes, federal taxes, state and local unemployment taxes, and social security taxes paid for the employees specified in subparagraph (A) above;

                  (G) sales, use, and excise taxes on goods and services purchased by Landlord, but Tenant's pro rata share shall exclude prepaid services that are not used by Landlord;

                  (H) license, permit, and inspection fees;

                  (I) auditor's fees for public accounting;

                  (J) legal fees, costs, and disbursements but excluding those

                           (i)       relating to disputes with tenants;

                           (ii) based upon Landlord's negligence or other tortious conduct;

                           (iii) relating to enforcing any leases except for enforcing lease provisions for the benefit of the Building tenants generally; or

                           (iv) relating to the defense of Landlord's title to, or interest in, the Land or Building.

                  (K) reasonable property management fees;

                  (L) the annual amortization over its useful life with a reasonable salvage value on a straight-line basis of the costs of any capital improvements made by Landlord and required by any changes in applicable laws, rules, or regulations of any governmental authorities enacted after the Building was fully assessed as a completed and occupied unit and the Lease was signed;

                  (M) the annual amortization over its useful life with a reasonable salvage value on a straight-line basis of the costs of any equipment or capital improvements made by Landlord after the Building was fully assessed as a completed and occupied unit and the Lease was signed, as a laborsaving measure or to accomplish other savings in operating, repairing, managing, or maintaining of the Land or Building, but only to the extent of the savings;

                  (N) the annual amortization over its useful life on a straight-line basis of the costs of any window draperies for exterior windows provided by Landlord and the carpeting in the common areas;


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                  (O) any costs for substituting work, labor, materials, or
         services in place of any of the above items, or for any additional work, labor, materials, services, or improvements to comply with any governmental laws, rules, regulations, or other requirements applicable to the Land or Building enacted after the Building as fully assessed as a completed and occupied unit and the Lease was signed, that, at the time of a substitution or addition, are considered operating expenses under generally accepted accounting principles consistently applied; and

                  (P) other costs reasonably necessary to operate, repair, manage, and maintain the Land or Building in a first class manner and condition.


Operating expenses shall not include:

                  (i) cost of alterations resulting from Tenant Improvements except for repairs to the Building or capital improvements otherwise includable in Operating Expenses;

                  (ii) principal and interest payments on loans secured by mortgages or trust deeds on the Building or the Land;

                  (iii) cost of capital improvements, except that Operating Expenses includes the cost during the Term, as reasonably amortized by the Landlord with interest at the then current rates for construction financing on the unamortized amount, of any capital improvements made during the Term which reduces any of the costs included within Operating Expenses;

                  (iv) costs with respect to which the Landlord receives direct reimbursement from the tenants of the Building excluding those received in accordance with the operating expense escalation clauses;

                  (v) leasing commissions, advertising costs and other expenses incurred solely to locate new tenants for the Building;

                  (vi) depreciation;

                  (vii) cost of legal expenses incurred to enforce lease terms that are specifically allocable to a particular tenant;

                  (viii) costs of any repairs, restoration or other work necessitated by fire, windstorm or other insured casualty to the extent that proceeds have been received by the Landlord; and

                  (ix) costs, fines, or penalties incurred as a result of Landlord violating any governmental rule or authority.


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         (e)      "BUILDING" as used in this Lease is the Hub Tower, 699 Walnut
                  Street and includes all common areas, corridors, parking areas, lobbies, or sidewalks located in or related to the operation of the Building, loading areas, parking areas and driveways and other public areas in or around the Building as well as all structural components of the Building.

         (f) "LAND" as used in this Lease includes the real property upon which the Building is located.

         (g)      "BASE YEAR" as used in this Lease shall mean the calendar year
                  1998.

         PAYMENT OF ADDITIONAL RENT. The Tenant will pay to the Landlord as Additional Rent, in addition to the Base Rent, an amount ("Tax Amount") equal to the Tenant's Proportionate Share of the Taxes paid with respect to each Calendar Year in excess of Tenant's Proportionate Share of the Taxes paid with respect to the Base Year. The Tenant will also pay to the Landlord as Additional Rent, in addition to the base Rent, an amount ("Operating Expense Amount") equal to the Tenant's Proportionate Share of the Operating Expenses incurred by the Landlord with respect to each Calendar Year in excess of Tenant's Proportionate Share of the Operating Expenses paid with respect to the Base Year. The Tax Amount and the Operating Expense Amount with respect to each Calendar Year will be paid in monthly installments at the same time and place as base Rent is to be paid in an amount estimated from time to time by the Landlord. The Landlord shall estimate the Tax Amount and Operating Expense Amount at the beginning of each Calendar Year and require the Tenant to pay one-twelfth (1/12th) of the estimated amount as Additional Rent. Written notice of the amounts will be given to the Tenant. One-twelfth (1/12th) of the Tenant's estimated Proportionate Share of the Tax Amount and Operating Expenses Amount for the Calendar Year in which the Term of this Lease commences is per budget per month.

         ACCOUNTING. The Landlord will keep books and records showing the Tax Amount and the Operating Expenses in accordance with generally accepted accounting principles. The Landlord will cause the amount of the Tax Amount and Operating Expense Amount for the Calendar Year to be computed and will deliver to the Tenant a statement of the Tax Amount and the Operating Expense Amount. In determining the amount of Taxes for any year, the amount of special assessments to be included will be limited to the amount of installment (plus any interest payable thereon) of the special assessment that would have been required to be paid during such year if the Landlord had elected to have such special assessment paid over the maximum period of time permitted by laws. The amount of any refund of Taxes received by the Landlord will be credited against Taxes for the year in which the refund is received. The Landlord will furnish a statement of actual costs with respect to the items set forth above no later than March 31st of the following Calendar Year including the year following the year in which this Lease terminates. In the event that the Landlord is, for any reason, unable to furnish the accounting for the prior year by such date of any year, the Landlord will furnish such accounting as soon thereafter as practicable with the same force and effect as the statement would have had if delivered on or before March 31st of the year. The Tenant will pay any deficiency to the Landlord as shown by such statement within fifteen (15) days after demand therefor. If the total amount paid by the



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Tenant during any Calendar Year exceeds the actual Tax Amount or Operating
Expense Amount due from the Tenant for such Calendar Year, the excess will be credited against payments next due. If no such payments are next due, the excess will be refunded by the Landlord. Landlord, at Tenant's request, shall furnish appropriate documentation of the expenses set forth herein.

         RENT NET. The provisions above requiring the Tenant to pay its Proportionate Share of Taxes and Operating Expenses are intended to pass on to the Tenant and to reimburse the Landlord for all direct increases in the direct costs of operating, repairing and managing the Building and the Premises.

         IN WITNESS WHEREOF, this Lease Agreement is executed on the day and year first above written.

LANDLORD:                                   TENANT:

AMERUS PROPERTIES, INC.,                    AMERUS LIFE HOLDINGS, INC.,
an Iowa corporation                         an Iowa corporation

By:   /s/ James A. McClarnon                By:   /s/ Gene Harris
      -------------------------                   ---------------------------
      Vice President                              Title:   Vice President